Exhibit 99.1

For Immediate Release
October 23, 2008
Listed: TSX, NYSE	Symbol: POT
PotashCorp Third-Quarter Earnings of $1.24 Billion Exceed 2007 Full-Year Record
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported 2008 third-quarter earnings of $3.93 per share1 ($1.24 billion), a five-fold increase over the $0.75 per share ($243.1 million) earned in the same period last year. This exceeded the $3.40 per share ($1.1 billion) earned in the full-year 2007. Fueled by significantly higher prices for all our potash, nitrogen and phosphate products, gross margin for the third quarter grew to a record $1.7 billion, up from $475.1 million in the third quarter of 2007. Year-to-date earnings reached $8.45 per share ($2.7 billion) and gross margin grew to $4.0 billion, substantially ahead of the $2.25 per share ($726.8 million) and $1.3 billion in gross margin in last year’s first nine months.
Cash flow from operating activities prior to working capital changes2 was $1.3 billion, almost four times the $336.7 million generated in the same period last year. Through the first nine months of 2008, operating cash flow prior to working capital changes of $2.9 billion was 168 percent higher than the same period of 2007. Third-quarter earnings before interest, taxes, depreciation and amortization2 (EBITDA) reached $1.8 billion, compared to $475.7 million in the third quarter of 2007. This raised EBITDA for the first nine months of 2008 to $4.0 billion, well ahead of the $1.4 billion earned in the first nine months of 2007.
Benefiting from strong market conditions, our offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Israel Chemicals Ltd. (ICL) in Israel contributed $139.6 million to our earnings in the third quarter, almost six times the $24.2 million earned in the same quarter last year. Year to date, these investments, along with our investment in Sinofert Holdings Limited (Sinofert) in China, have contributed $257.0 million to our other income. The total market value of our investments in these publicly traded companies, at market close on October 22, was $4.9 billion, equivalent to $15.25 per PotashCorp share.
“The fundamentals of our business remained robust in the third quarter and continued to support demand and prices for our products, especially potash,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Despite the recent onset of a global economic downturn, the need for food is not abating. That enabled us to utilize our unique strengths in each nutrient to achieve the best quarterly performance in our history, producing record cash flow and gross margin while also preparing our company for the expected growth in potash demand.”
Market Conditions
While grain and oilseed prices remained supportive through the third quarter, they were caught up in a broad decline in commodity prices initiated by concerns over the potential impact of inflation on world economic growth. The global financial crisis exacerbated these conditions, damaging investor confidence and sparking sales of liquid assets. By the end of the quarter, we believe lower crop prices no longer reflected the strong underlying global grain fundamentals, and fears about access to credit for agricultural buyers had a negative effect on the psychology of the sector as a whole.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In potash, producer inventories were at historically low levels entering the quarter. Reduced production due to seasonal maintenance turnarounds for all producers and ongoing strikes at three PotashCorp facilities limited the available supplies. As a result, potash fundamentals remained strong through the entire quarter.
The major markets for solid nitrogen and phosphate fertilizers — namely the US, Brazil and India — appeared cautious in light of uncertain global economic conditions. In the US, late spring planting pushed back the fall harvest and gave distributors time to replenish inventories. In Brazil, weather delays held back planting and enabled fertilizer inventories to reach healthy levels ahead of the spring season. With a late start in other key markets, India’s buyers delayed purchases, opting for low inventories in the hope that weakening global trade and a precipitous drop in sulfur prices would lower fertilizer prices. These trends were offset by the restriction of Chinese urea and phosphate trade due to the continuation of prohibitive export taxes on these products.
Potash
Potash generated a record $909.7 million of gross margin in third quarter 2008, up from $221.3 million in the same quarter last year. Extremely tight supply/demand fundamentals made fulfilling volume commitments to North American and offshore customers a challenge and led to significantly higher prices and gross margin. Year-to-date potash gross margin of $2.3 billion was 252 percent higher than the $655.9 million generated in the first nine months of 2007.
The upward trend for potash pricing continued in the third quarter, with the average realized price for offshore sales reaching $601 per tonne, a 262-percent increase from last year’s third quarter. Incremental spot market prices to Brazil and Southeast Asia each increased by approximately $700 per tonne since last year’s third quarter, while China paid an additional $400 per tonne and India $355 per tonne on their contracts with Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers. In North America, realized prices of $563 per tonne were 189 percent higher than in the same quarter last year, as we continued to recognize the benefit of approximately $370 per tonne of previously announced price increases since last year’s third quarter. By the end of this year’s third quarter, we began to realize an additional $275 per tonne increase introduced September 1, 2008.
Third-quarter sales volumes of 1.9 million tonnes were 14 percent below the same period last year, as potash availability was limited and our quarter-end inventories were reduced to 212,000 tonnes, the lowest in our history. Year-to-date total volumes of 7.1 million tonnes were flat compared to the same period last year. Our third-quarter offshore shipments of 1.3 million tonnes were 8 percent lower than the same quarter last year, primarily because of tight supply, but were flat on a year-to-date basis. The pattern of this year’s offshore shipments was altered by the late contract settlement between Canpotex and China. Canpotex shipped 585,000 tonnes to China in third quarter 2008, reflecting more traditional levels, although year-to-date volumes to that country were down 50 percent. India continued to benefit from China’s late entry to the market, receiving 336,000 tonnes from Canpotex in the quarter, an increase of 23 percent from the same period last year. For the first nine months of 2008, Canpotex shipments to India topped 1.0 million tonnes and were 43 percent higher than in the same period in 2007. Canpotex’s third-quarter shipments to Brazil (575,000 tonnes) were up 6 percent quarter over quarter and were 25 percent higher year to date. The 448,000 tonnes sent to Southeast Asian countries in third quarter 2008 were 16 percent below last year’s third quarter, as countries in that region bought earlier in the year while China was on the sidelines. For the first nine months of 2008, Canpotex shipped 2.1 million tonnes to Southeast Asia, an increase of 25 percent over the same period in 2007. North American potash volumes were down 25 percent quarter over quarter due to tight supply, while year-to-date figures were virtually flat.

Potash per-tonne cost of goods sold was approximately $28 per tonne higher quarter over quarter. This was the result of a stronger average Canadian/US dollar exchange rate compared to last year’s third quarter, increased royalties due to higher potash prices, increased brine inflow costs at New Brunswick and lower sales because of ongoing strikes at our Allan, Cory and Patience Lake potash facilities. The labor dispute at these three facilities led to 16 additional mine shutdown weeks compared to last year’s third quarter.
Nitrogen
Nitrogen operations contributed a record $324.1 million in the third quarter, up 162 percent from the $123.9 million in last year’s third quarter. High global energy prices and very tight world ammonia supplies mitigated the traditional seasonal weakening of nitrogen markets in the third quarter. This raised year-to-date segment gross margin to $719.5 million, 80 percent ahead of the first nine months of 2007. Trinidad generated a record $175.6 million in third-quarter gross margin, while our US operations contributed a record $148.0 million as we capitalized on lower US natural gas costs and optimized our mix of ammonia and downstream nitrogen products to maximize gross margin.
Ammonia realized prices reached record levels, increasing 147 percent from the third quarter last year, mainly because of strong demand and disruptions in the global supply of traded ammonia in major producing regions. China’s efforts to limit fertilizer exports contributed to realized urea prices rising 134 percent from last year’s third quarter and 46 percent from the robust second quarter of 2008. The higher value of upgraded ammonia pushed nitrogen solution prices 80 percent higher than those realized in the third quarter last year and 19 percent above the trailing quarter.
Ammonia sales volumes were down 6 percent quarter over quarter due to reduced availability of product caused by production issues at our Trinidad operations. A scheduled 28-day turnaround at our Trinidad urea plant contributed to a 21-percent reduction in urea sales volumes from last year’s third quarter, while nitrogen solutions sales volumes were 36 percent higher on strong demand and favorable production economics.
Our total average natural gas cost for the third quarter, including our hedge, was $9.36 per MMBtu, 138 percent higher than in the same quarter last year. This average was pushed higher because our Trinidad gas cost is indexed to Tampa ammonia prices, which ranged between $585-$931 per tonne in third quarter 2008 as compared to $295-$303 per tonne in the same quarter of 2007.
Phosphate
Record third-quarter phosphate gross margin of $507.2 million was almost four times the $129.9 million generated in last year’s third quarter, surpassing the full-year 2007 phosphate gross margin of $432.8 million. After several quarters of a lag in pricing compared to solid fertilizers, the increasing value of phosphoric acid was reflected in higher liquid fertilizer and feed phosphate prices. This resulted in liquid fertilizers contributing $198.9 million in gross margin in third quarter 2008, while solid fertilizers contributed $183.7 million. Feed phosphate added $81.5 million and industrial products, which are sold on longer-term contracts and have not yet fully captured the benefit of higher phosphoric acid value, generated $40.2 million. Our year-to-date phosphate gross margin grew to $1.0 billion, 245 percent higher than in the first nine months of 2007.
Liquid fertilizer realized prices reached $1,238 per tonne in third quarter 2008, a 293-percent increase from last year’s third quarter and 82 percent higher than in the trailing quarter. Prices for solid fertilizer ($1,085 per tonne) and feed ($1,040 per tonne) rose 171 percent and 196 percent, respectively, from the same quarter last year. Realized industrial prices of $825 per tonne rose 111 percent over the same quarter last year.

Our North American solid phosphate fertilizer sales volumes declined 38 percent from last year’s third quarter, as the late spring season resulted in higher dealer inventories entering the third quarter and the fall application season was delayed by the late harvest. Accordingly, we directed more phosphoric acid to higher-netback and higher-demand liquid fertilizers in North America, increasing sales volumes for this product 16 percent quarter over quarter. Total feed phosphate sales volumes declined 16 percent quarter over quarter as a result of weakening economics for beef, pork and poultry producers in the US and lower offshore demand. Industrial sales volumes remained strong, up 4 percent over the same quarter last year and 15 percent higher than the trailing quarter.
Quarter over quarter, phosphate cost of goods sold increased substantially in third quarter 2008 as sulfur costs rose 577 percent and ammonia costs were up 94 percent.
Financial
Provincial mining and other taxes were $172.0 million, six times higher than the same quarter last year due to the rapid increase in realized prices and profitability in our potash segment. Quarter-over-quarter selling and administrative expenses were lower due to reduced compensation accruals impacted by a reduction in share price during the third quarter. A $21.4 million gain on sale of assets of our Brazilian phosphate feed plant and inland warehouse was recognized in the quarter, and we also recorded a primarily non-cash foreign exchange gain of $37.4 million because of a weakened Canadian dollar at the quarter’s end. These gains were partially offset by an additional $27.5 million charge in the third quarter (included in other income) related to the further write-off of investments in certain auction rate securities.
Capital expenditures of $336.2 million were up 132 percent from last year’s third quarter, as continued strong cash flow was reinvested in potash debottlenecking and expansion projects at our Lanigan, Patience Lake, Cory, New Brunswick and Rocanville potash facilities, and load-out expansions at Rocanville and Allan. An additional $1.0 billion was used in the quarter to complete the 15.82 million share repurchase initially announced in January 2008. While we generated $824.5 million of free cash flow2 in the quarter, we utilized additional borrowings under our short-term credit facilities to accommodate accelerated share repurchase activity.
Outlook
While the rapid decline in investor confidence in global equity, debt and commodity markets has shifted political and public attention to issues of finance, it does not change the sound and solidly entrenched long-term fundamentals that underpin anticipated growth in the fertilizer industry. Although all sectors, including agriculture, have been impacted by the response to the accelerating global financial crisis and increased selling of liquid assets to attain and hold cash, the most basic drivers of our business remain intact. The growing world needs to produce more food and, to do that, it requires more fertilizer.
Global population is approximately 6.7 billion people and grows by an estimated 80 million each year. Research has estimated that approximately 40 percent of the world’s food could not be produced without the use of fertilizer, so the importance and value of our products increase on a continuing basis. Regardless of economic conditions, world grain consumption rarely declines and has, in fact, increased in 40 of the past 48 years. The most significant drop over this time was 3.7 percent during a year that saw a corresponding 4.6 percent drop in global grain production. In the remaining cases, grain consumption declined less than 1 percent and was typically caused by weather-related production issues constraining grain supplies.
With more people to feed and higher demand for protein from meat sources, which requires even more grain, the world’s farmers are challenged to improve crop yields and maximize production. Grain consumption remains at an all-time high and, despite record crops, global grain stocks-to-use levels are near historic lows.

Despite these conditions, the impact of traders selling off crop futures contracts and lowering prices for financial rather than fundamental reasons could impact crop production patterns in the short term. If the world’s farmers choose to cut back on acreage or reduce crop inputs due to current economic uncertainty, we expect this would put substantial pressure on the already-tight global grain supplies and ultimately lead to much higher crop prices. Additionally, this year’s record world production drew an unprecedented amount of crop nutrients from the soil, creating an even greater need for fertilizer to protect and restore soil fertility. Our industry has witnessed many periods of temporary cash conservation in the past, where buyers deferred purchasing inputs and worked from inventories or mined residual nutrients in the soil. As this happens, the need to replace crop nutrient inventories grows, leading to tightened supply/demand fundamentals for fertilizers.
In the interim, potash supply is inherently tight, with limited productive capability supplying the needs of farmers in every country of the world. We expect that the industry will be challenged to meet demand in coming years. Potash production faces a number of constraints and even the most optimistic prospect of significant new greenfield production is at least five to seven years away.
Among the major potash markets, US farmers have enjoyed record farm income in four of the past six years and are operating with very strong balance sheets, averaging a debt-to-equity ratio of 11 percent. Their lenders are typically government-sponsored farm credit agencies or regional banks that understand farmers are among the lowest credit risk of any borrowers in the current environment. After receiving potash on an allocation basis for the past 18 months and functioning on available supply while growing record crops, potassium levels in US farmers’ soils have been reduced and must be restored to protect future fertility. This minimizes the downside risk for potash in North America and, given the late fall season and an expected rebound in crop prices, we anticipate that US demand will be strong in the coming spring season.
In China, the late settlement of 2008 potash contracts and increased demand from other major buying regions reduced imports by more than 3 million tonnes from 2007 levels. Seaborne shipments did not arrive until long after the spring application season, constraining field-level supplies and lowering potash consumption. After higher crop production this year removed large amounts of nutrients from soils, China will need to increase potash applications to restore low soil nutrient levels. Canpotex’s sales to China have not been impacted by the current global financial crisis and we expect Chinese buyers to settle 2009 contracts by the first quarter, with a provision for higher volumes than 2008 to ensure the replenishment of potassium for sufficient grain production next year. The financial crisis has reduced concerns about rapid inflation slowing China’s powerful economy. As has been demonstrated over the past two decades and discussed publicly again by its government officials this week, China continues to emphasize strong industrial and agricultural growth, which gives more people the desire and income necessary to purchase more readily available and nutritious food.
In India, soils are short of all nutrients, particularly potassium, and the historical under-application of potash relative to nitrogen and phosphate is severely limiting yield growth for crops in that country. India’s government is focused on improving yields and we expect solid potash demand growth again there in 2009.
Although Brazil has a great need for potassium in its soil, of all major potash markets its economy has experienced the most sensitivity to global credit issues. Now, as Brazil heads into its primary planting season, it will likely be impacted by the unfortunate timing of negative investor response to this crisis and the resulting decline in crop prices. We believe that crop prices are likely to rebound by harvest time, and that the Brazilian farmer will do well. However, in the current environment, caution may be exercised. This could mean a reduction of Brazil’s potash applications this fall and higher carryover of potash inventories into 2009. This could lower Brazil’s potash imports by as much as 300,000-500,000 tonnes next year as compared to 2008. However, in October, the Brazilian government stepped in to provide more than 10 billion reais (approximately US $5 billion) to Brazilian banks to provide credit for farmers to purchase crop inputs. With rising global consumption of soybeans and corn, the world needs Brazil to increase its crop production. Higher long-term crop prices are required to encourage Brazil to expand its acreage and increase fertilizer consumption to meet this demand.
While much of the attention is focused on other countries, Russia’s agricultural industry is also enjoying a quiet yet rapid resurgence that we expect will have far-reaching effects. The Russian government has indicated it will require its domestic fertilizer producers to direct significant volumes of nitrogen, phosphate and potash to its own farmers. This could remove several hundred thousand tonnes of potash from an already tight international market next year.
In the fourth quarter, we expect previously announced potash price increases to take hold and raise our total realized price by approximately $100 per tonne. Looking ahead, limited new potash capacity is scheduled to come on stream in 2009, even as producers are reporting record-low inventories. With global sales growth estimates ranging from a scenario of flat to a 5-percent increase, we expect potash fundamentals to remain tight. In the event of temporary demand weakness in this current economic environment, we will follow our long-held practice of matching our production to meet market demand, reducing volatility in our financial performance. This could also significantly minimize the downside of production lost during ongoing strikes at our Allan, Cory and Patience Lake potash operations. We expect our full-year 2008 potash gross margin to exceed the 2007 level by approximately 250 percent.
Longer-term, over the next five to seven years we expect demand growth to meet or exceed the availability of new supply. We continue to move forward on announced potash debottlenecking and expansion projects that will raise our operating capability from approximately 10 million tonnes to 18 million tonnes over this time frame.
Among the other nutrients, the fundamentals for nitrogen products face the greatest immediate-term challenge from temporary deferrals of purchases. With major buyers waiting on the sidelines due to delayed application seasons in key areas and lack of confidence from the global financial crisis, urea prices have dropped dramatically. Ammonia prices achieved record levels in September/October, but have come under pressure in the fourth quarter. Due to these falling prices, we now expect 2008 nitrogen gross margin to be lower than our previous forecast but still exceed 2007 by approximately 60 percent.
Rapidly falling international sulfur costs, which have dropped from a high of approximately $800 per tonne to well below $200 per tonne, are putting downward pressure on phosphate prices. However, we expect minimal impact on phosphate profitability as raw material costs and ocean freight rates decline. Additionally, announced production cutbacks in the phosphate industry should minimize the effect of the current market situation on phosphate gross margins. As a result, 2008 phosphate segment gross margin is now expected to be higher than previously forecasted, exceeding 2007 by over 250 percent.
Our 2008 capital expenditures, excluding capitalized interest, are expected to be approximately $1.2 billion, of which $260 million will relate to sustaining capital. Our consolidated reported income tax rate for the year is anticipated to be 27 percent. Due to higher expected potash prices and margins, provincial mining taxes are forecast to be 19 percent of total potash gross margin for the year, but could land within a range of 17-19 percent depending on potash price realizations, the Canadian/US exchange rate, and the timing and amount of capital spending on potash projects in Saskatchewan.

In the $12.00-$13.00 per share guidance range we previously provided for 2008, the low end of that range fully considered the risk of a lengthy strike at our three affected potash sites. Now, the global financial crisis is creating short-term uncertainty, while falling fourth-quarter nitrogen prices are expected to be offset somewhat by improving margins in our phosphate segment as raw material costs drop precipitously. Using a locked in Canadian/US dollar exchange rate of $1.10, we expect 2008 net income per share to be at the low end of our previously provided guidance range, with a possible variance of 2 percent in either direction.
Conclusion
“Although we are not immune to the global financial crisis, we believe we are uniquely sheltered by the immutable long-term need for higher global food production and the key role that potash plays in helping meet this demand,” said Doyle. “The gains in crop production must be protected just to maintain the current supplies and more fertilizer will be needed to ensure food security in the future. Despite the economic turmoil, governments and farmers cannot sit on the sidelines while people wait for food. While we anticipate a recovery in crop prices in 2009, we will continue to follow the long-term strategies that have guided our company for 20 years, using our agility and production flexibility to maximize earnings growth while minimizing volatility in our performance. We also view this as an opportunity to look for additional ways to increase the strength of our potash business which will reward our long-term shareholders in the future.”
Notes
1.	All references to per-share amounts pertain to diluted net income per share.
2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, second largest in nitrogen and third largest in phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; the current global financial crisis and changes in credit markets; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns including work stoppages at our Allan, Cory and Patience Lake facilities; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2007 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information please contact:

Investors	Media
Denita Stann	Rhonda Speiss
Director, Investor Relations	Manager, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8544
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, October 23, 2008, at 1:00 p.m. Eastern Time.

To join the call, dial (412) 317-6040 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	September 30,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$499.5	$719.5
Accounts receivable	1,373.0	596.2
Inventories	743.9	428.1
Prepaid expenses and other current assets	68.8	36.7
Current portion of derivative instrument assets	5.0	30.8

	2,690.2	1,811.3

Derivative instrument assets	50.3	104.2
Property, plant and equipment	4,429.8	3,887.4
Investments (Note 2)	3,670.8	3,581.5
Other assets	267.2	210.7
Intangible assets	22.2	24.5
Goodwill	97.0	97.0

	$11,227.5	$9,716.6

Liabilities
Current liabilities
Short-term debt	$1,676.3	$90.0
Accounts payable and accrued charges	1,468.3	911.7
Current portion of long-term debt	0.2	0.2

	3,144.8	1,001.9

Long-term debt	1,339.4	1,339.4
Future income tax liability	1,020.7	988.1
Accrued pension and other post-retirement benefits	255.2	244.8
Accrued environmental costs and asset retirement obligations	124.2	121.0
Other non-current liabilities and deferred credits	26.6	2.7

	5,910.9	3,697.9

Shareholders’ Equity
Share capital	1,429.0	1,461.3
Unlimited authorization of common shares without par value; issued and outstanding 301,850,331 and 316,411,209 at September 30, 2008 and December 31, 2007, respectively
Contributed surplus	122.6	98.9
Accumulated other comprehensive income	1,699.8	2,178.9
Retained earnings	2,065.2	2,279.6

	5,316.6	6,018.7

	$11,227.5	$9,716.6

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Sales (Note 6)	$3,064.3	$1,295.0	$7,575.9	$3,802.8
Less: Freight	81.4	80.6	287.2	254.8
Transportation and distribution	31.6	31.0	97.2	94.6
Cost of goods sold	1,210.3	708.3	3,157.2	2,107.2

Gross Margin	1,741.0	475.1	4,034.3	1,346.2

Selling and administrative	31.7	43.9	158.6	158.0
Provincial mining and other taxes	172.0	28.2	434.4	95.3
Foreign exchange (gain) loss	(37.4)	25.9	(63.2)	67.4
Other income (Note 9)	(140.0)	(29.1)	(255.2)	(111.3)

	26.3	68.9	274.6	209.4

Operating Income	1,714.7	406.2	3,759.7	1,136.8
Interest Expense	15.3	12.7	42.2	59.0

Income Before Income Taxes	1,699.4	393.5	3,717.5	1,077.8
Income Taxes (Note 4)	463.3	150.4	1,010.3	351.0

Net Income	$1,236.1	$243.1	2,707.2	726.8

Retained Earnings, Beginning of Period			2,279.6	1,286.4
Repurchase of Common Shares (Note 3)			(2,829.1)	—
Change in Accounting Policy			—	0.2
Dividends			(92.5)	(79.0)

Retained Earnings, End of Period			$2,065.2	$1,934.4

Net Income Per Share (Note 5)
Basic	$4.07	$0.77	$8.73	$2.30
Diluted	$3.93	$0.75	$8.45	$2.25

Dividends Per Share	$0.10	$0.10	$0.30	$0.25

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Operating Activities
Net income	$1,236.1	$243.1	$2,707.2	$726.8

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	83.3	69.5	247.1	216.3
Stock-based compensation	4.2	4.2	32.1	34.7
(Gain) loss on disposal of property, plant and equipment and long‑term investments	(21.5)	0.2	(28.3)	5.6
Provision for auction rate securities	27.5	—	71.3	—
Foreign exchange on future income tax	(14.6)	21.4	(23.9)	47.5
Provision for future income tax	48.7	52.6	75.5	119.8
Undistributed earnings of equity investees	(109.3)	(15.7)	(133.8)	(17.6)
Loss (gain) on derivative instruments	0.6	(13.0)	(18.4)	(18.4)
Other long-term liabilities	(4.3)	(25.6)	2.8	(21.3)

Subtotal of adjustments	14.6	93.6	224.4	366.6

Changes in non-cash operating working capital
Accounts receivable	(281.9)	(100.2)	(776.8)	(139.9)
Inventories	(131.2)	35.5	(360.5)	51.6
Prepaid expenses and other current assets	(10.7)	0.8	(34.1)	1.3
Accounts payable and accrued charges	86.1	38.8	489.7	150.9

Subtotal of changes in non-cash operating working capital	(337.7)	(25.1)	(681.7)	63.9

Cash provided by operating activities	913.0	311.6	2,249.9	1,157.3

Investing Activities
Additions to property, plant and equipment	(336.2)	(145.1)	(770.6)	(381.6)
Purchase of long-term investments	(78.3)	(21.0)	(329.5)	(30.7)
Purchase of auction rate securities	—	(132.5)	—	(132.5)
Proceeds from disposal of property, plant and equipment and long‑term investments	31.3	2.9	40.9	4.2
Other assets and intangible assets	(11.7)	(0.9)	(33.1)	9.8

Cash used in investing activities	(394.9)	(296.6)	(1,092.3)	(530.8)

Cash before financing activities	518.1	15.0	1,157.6	626.5

Financing Activities
Repayment and issue costs of long-term debt obligations	—	—	(0.2)	(403.6)
Proceeds from (repayment of) short-term debt obligations	743.9	5.5	1,586.3	(65.8)
Dividends	(29.8)	(31.3)	(92.3)	(62.6)
Repurchase of common shares	(1,005.8)	—	(2,902.9)	—
Issuance of common shares	3.2	3.6	31.5	22.3

Cash used in financing activities	(288.5)	(22.2)	(1,377.6)	(509.7)

Increase (Decrease) in Cash and Cash Equivalents	229.6	(7.2)	(220.0)	116.8
Cash and Cash Equivalents, Beginning of Period	269.9	449.7	719.5	325.7

Cash and Cash Equivalents, End of Period	$499.5	$442.5	$499.5	$442.5

Cash and cash equivalents comprised of:
Cash	$62.5	$11.3	$62.5	$11.3
Short-term investments	437.0	431.2	437.0	431.2

	$499.5	$442.5	$499.5	$442.5

Supplemental cash flow disclosure
Interest paid	$14.3	$15.7	$51.4	$71.5
Income taxes paid	$210.1	$59.1	$595.7	$128.2

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive (Loss) Income
(in millions of US dollars)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2008
	Before	Income	Net of Income	Before	Income	Net of Income
	Income Taxes	Taxes	Taxes	Income Taxes	Taxes	Taxes

Net income	$1,699.4	$463.3	$1,236.1	$3,717.5	$1,010.3	$2,707.2

Other comprehensive income
Net decrease in unrealized gains on available‑for‑sale securities(1)	(1,501.0)	(129.2)	(1,371.8)	(345.2)	57.0	(402.2)
Net losses on derivatives designated as cash flow hedges(2)	(364.7)	(105.8)	(258.9)	(84.8)	(24.6)	(60.2)
Reclassification to income of net gains on cash flow hedges(2)	(0.3)	(0.1)	(0.2)	(20.3)	(5.9)	(14.4)
Unrealized foreign exchange losses on translation of self-sustaining foreign operations	(7.2)	—	(7.2)	(2.3)	—	(2.3)

Other comprehensive loss	(1,873.2)	(235.1)	(1,638.1)	(452.6)	26.5	(479.1)

Comprehensive (loss) income	$(173.8)	$228.2	$(402.0)	$3,264.9	$1,036.8	$2,228.1

	Three Months Ended			Nine Months Ended
	September 30, 2007			September 30, 2007
	Before	Income	Net of Income	Before	Income	Net of Income
	Income Taxes	Taxes	Taxes	Income Taxes	Taxes	Taxes

Net income	$393.5	$150.4	$243.1	$1,077.8	$351.0	$726.8

Other comprehensive income
Net increase in unrealized gains on available‑for‑sale securities(1)	281.5	23.4	258.1	844.7	57.4	787.3
Net (losses) gains on derivatives designated as cash flow hedges(2)	(17.0)	(4.7)	(12.3)	13.9	4.6	9.3
Reclassification to income of net gains on cash flow hedges(2)	(8.5)	(3.7)	(4.8)	(39.8)	(13.1)	(26.7)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	1.0	—	1.0	5.9	—	5.9

Other comprehensive income	257.0	15.0	242.0	824.7	48.9	775.8

Comprehensive income	$650.5	$165.4	$485.1	$1,902.5	$399.9	$1,502.6

(1)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities.

(2)	Cash flow hedges are comprised of natural gas derivative instruments.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

			Unrealized
		Unrealized	foreign
	Net unrealized	gains (losses)	exchange gains
	gains (losses)	on derivatives	(losses) on
	on available-	designated as	self-sustaining
	for-sale	cash flow	foreign
(Net of related income taxes)	securities	hedges	operations	Total

Accumulated other comprehensive income, December 31, 2007	$2,098.7	$73.5	$ 6.7	$2,178.9
Decrease for the nine months ended September 30, 2008	(402.2)	(74.6)	(2.3)	(479.1)

Accumulated other comprehensive income (loss), September 30, 2008	$1,696.5	$(1.1)	$ 4.4	$1,699.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.   Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these condensed consolidated financial statements are consistent with those used in the preparation of the 2007 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2007 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Inventories
In June 2007, the CICA issued Section 3031, “Inventories”, which replaces Section 3030 and harmonizes the Canadian standard related to inventories with International Financial Reporting Standards. This standard provides more extensive guidance on the determination of cost, including allocation of overhead; narrows the permitted cost formulas; restricts the classification of spare and replacement parts as inventory; requires impairment testing; and expands the disclosure requirements to increase transparency. This standard applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.
This standard has been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of this standard resulted in a reclassification of certain spare and replacement parts to property, plant and equipment. The effects of the adjustment were to decrease inventory by $21.5 at January 1, 2008, and increase property, plant and equipment in the same amount. Since there was no difference in the measurement of the assets, no adjustment to opening retained earnings was necessary.
2.  Investments
In January 2008, the company settled its forward purchase contract, which was denominated in Hong Kong dollars, to acquire an additional 194,290,175 shares of Sinofert Holdings Limited (“Sinofert”) for cash consideration of $173.7. A tax-exempt gain of $25.3 was recognized during 2008 as a result of the change in fair value of the contract from December 31, 2007, to the settlement date. During the nine months ended September 30, 2008, the company purchased an additional 191,620,000 shares of Sinofert for cash consideration of $145.3. Net of the ownership interest dilution that resulted from the issuance of shares of Sinofert, the acquisitions increased the company’s ownership interest in Sinofert to approximately 22 percent.
Investments include auction rate securities that are classified as available-for-sale. The company has determined that the fair value of the auction rate securities was $34.7 at September 30, 2008 (face value $132.5), representing an impairment of $97.8 which was all considered to be other-than-temporary. This represents a decline in fair value of $12.2 and $21.3 for the three and nine months ended September 30, 2008, respectively. For the three and nine months ended September 30, 2008, net income was reduced by $27.5 and $71.3, respectively, and unrealized losses in accumulated other comprehensive income were reduced by $15.3 and $50.0 in the same periods, respectively. The current financial credit crisis continues to cause these investments to be illiquid. The company is able to hold these investments until liquidity improves, but does not expect this to occur in the next 12 months.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
3.   Share Repurchase
On January 23, 2008, the Board of Directors of PCS authorized a share repurchase program of up to 15,820,000 common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. As of September 9, 2008, the company had repurchased the maximum allowable number of shares under the program. On September 11, 2008, the Board of Directors of PCS approved an increase in the share repurchase program to authorize the purchase of up to an additional 15,680,000 common shares (approximately 5 percent of the company’s issued and outstanding common shares). If considered advisable, shares may be repurchased from time to time on the open market through January 30, 2009, at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.
During the three months ended September 30, 2008, the company repurchased for cancellation 4,964,500 common shares under the program, at a cost of $870.7 and an average price per share of $175.38. The repurchase resulted in a reduction of share capital of $23.3, and the excess of cost over the average book value of the shares of $847.4 has been recorded as a reduction of retained earnings. During the nine months ended September 30, 2008, a total of 15,820,000 shares were repurchased at a cost of $2,902.9 and an average price per share of $183.50, resulting in a reduction of share capital of $73.8 and a reduction in retained earnings of $2,829.1.
4.   Income Taxes
The company’s consolidated reported income tax rate for the three months ended September 30, 2008, was approximately 27 percent (2007 — 38 percent) and for the nine months ended September 30, 2008, was approximately 27 percent (2007 — 33 percent). For the three and nine months ended September 30, 2008, the consolidated effective income tax rate was 29 percent (2007 — 33 percent). Items to note include the following:
•  A scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax became effective at the beginning of 2008. In addition, there was an increase in permanent deductions in the US.
•  In the third quarter of 2008, a current income tax recovery of $29.1 was recorded that related to an increase in permanent deductions in the US from prior years. This is in addition to the future income tax recovery of $42.0 that was recorded in the first quarter of 2008.
•  Future income tax assets were written down by $11.0 during the second quarter of 2008.
•  The $25.3 gain recognized in first-quarter 2008 as a result of the change in fair value of the forward purchase contract for shares in Sinofert was not taxable.
5.  Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2008, of 304,017,000 (2007 — 315,962,000). Basic net income per share for the year to date is calculated based on the weighted average shares issued and outstanding for the nine months ended September 30, 2008, of 310,076,000 (2007 — 315,444,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended September 30, 2008, was 314,132,000 (2007 — 324,741,000) and for the nine months ended September 30, 2008, was 320,484,000 (2007 — 323,580,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.  Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2008

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,145.2	$838.9	$1,080.2	$—	$3,064.3
Freight	36.0	18.1	27.3	—	81.4
Transportation and distribution	9.9	12.9	8.8	—	31.6
Net sales — third party	1,099.3	807.9	1,044.1	—
Cost of goods sold	189.6	483.8	536.9	—	1,210.3
Gross margin	909.7	324.1	507.2	—	1,741.0
Depreciation and amortization	18.9	26.2	36.1	2.1	83.3
Inter-segment sales	—	62.8	7.7	—	—

	Three Months Ended September 30, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$427.4	$436.0	$431.6	$—	$1,295.0
Freight	38.3	15.4	26.9	—	80.6
Transportation and distribution	8.7	12.9	9.4	—	31.0
Net sales — third party	380.4	407.7	395.3	—
Cost of goods sold	159.1	283.8	265.4	—	708.3
Gross margin	221.3	123.9	129.9	—	475.1
Depreciation and amortization	15.5	22.2	29.3	2.5	69.5
Inter-segment sales	—	25.0	—	—	—

	Nine Months Ended September 30, 2008

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$3,135.9	$2,064.6	$2,375.4	$—	$7,575.9
Freight	151.6	46.4	89.2		287.2
Transportation and distribution	35.2	36.8	25.2		97.2
Net sales — third party	2,949.1	1,981.4	2,261.0	—
Cost of goods sold	638.4	1,261.9	1,256.9	—	3,157.2
Gross margin	2,310.7	719.5	1,004.1	—	4,034.3
Depreciation and amortization	65.7	71.1	104.4	5.9	247.1
Inter-segment sales	—	145.4	22.4	—	—

	Nine Months Ended September 30, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,318.1	$1,336.8	$1,147.9	$—	$3,802.8
Freight	135.0	40.0	79.8	—	254.8
Transportation and distribution	30.9	39.1	24.6	—	94.6
Net sales — third party	1,152.2	1,257.7	1,043.5	—
Cost of goods sold	496.3	858.3	752.6	—	2,107.2
Gross margin	655.9	399.4	290.9	—	1,346.2
Depreciation and amortization	54.4	65.5	88.6	7.8	216.3
Inter-segment sales	—	84.1	1.9	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.  Stock-Based Compensation
On May 8, 2008, the company’s shareholders approved the 2008 Performance Option Plan under which the company may, after February 20, 2008 and before January 1, 2009, issue options to acquire up to 1,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of September 30, 2008, options to purchase a total of 486,450 common shares have been granted under the plan. The weighted average fair value of options granted was $74.76 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	34%
Risk-free interest rate	3.30%
Expected life of options	5.8 years
8.   Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Service cost	$3.7	$3.9	$11.3	$11.5
Interest cost	10.0	9.1	30.0	27.3
Expected return on plan assets	(12.7)	(10.7)	(38.5)	(32.1)
Net amortization and change in valuation allowance	2.6	3.2	7.6	9.6

Net expense	$3.6	$5.5	$10.4	$16.3

Other Post-Retirement Plans	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Service cost	$1.5	$1.5	$4.3	$4.4
Interest cost	4.0	3.6	12.0	10.6
Net amortization	0.2	0.1	0.5	0.4

Net expense	$5.7	$5.2	$16.8	$15.4

For the three months ended September 30, 2008, the company contributed $7.7 to its defined benefit pension plans, $3.7 to its defined contribution pension plans and $1.5 to its other post-retirement plans. Contributions for the nine months ended September 30, 2008, were $19.6 to its defined benefit pension plans, $16.0 to its defined contribution pension plans and $5.6 to its other post-retirement plans. Total 2008 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2007.
9.  Other Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Share of earnings of equity investees	$109.3	$15.4	$193.0	$58.2
Dividend income	30.3	8.8	64.0	47.5
Gain on forward purchase contract for shares in Sinofert (Note 2)	—	—	25.3	—
Other	27.9	4.9	44.2	5.6
Provision for auction rate securities	(27.5)	—	(71.3)	—

	$140.0	$29.1	$255.2	$111.3

The Other category for the three and nine months ended September 30, 2008, includes a gain on sale of the assets of the company’s Brazilian phosphate feed plant and inland potash and feed warehouse in the amount of $21.4. The property, plant and equipment had a carrying value of $9.1. In conjunction with the sale of the assets, all employees were terminated on the closing date and rehired by the buyer. Brazilian law requires payment of severance to any employees involuntarily terminated and, as a result, severance payments of $0.9 were also recorded in the Other category.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Potash Operating Data
Production (KCl Tonnes — thousands)	1,731	1,824	6,618	6,618
Shutdown weeks	24.3	8.2	26.3	17.6
Sales (tonnes — thousands)
Manufactured Product
North America	532	710	2,585	2,653
Offshore	1,325	1,442	4,527	4,477

Manufactured Product	1,857	2,152	7,112	7,130

Potash Net Sales
(US $ millions)
Sales	$1,145.2	$427.4	$3,135.9	$1,318.1
Less: Freight	36.0	38.3	151.6	135.0
Transportation and distribution	9.9	8.7	35.2	30.9

Net Sales	$1,099.3	$380.4	$2,949.1	$1,152.2

Manufactured Product
North America	$299.5	$138.4	$1,028.6	$482.0
Offshore	796.7	239.7	1,909.5	661.8
Other miscellaneous and purchased product	3.1	2.3	11.0	8.4

Net Sales	$1,099.3	$380.4	$2,949.1	$1,152.2

Potash Average Price per MT
North America	$562.86	$194.82	$397.88	$181.63
Offshore	$601.34	$166.20	$421.84	$147.82

Manufactured Product	$590.31	$175.63	$413.13	$160.40

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Nitrogen Operating Data
Production (N Tonnes — thousands)	741	759	2,163	2,283
Average Natural Gas Cost per MMBtu	$9.36	$3.94	$7.95	$4.26
Sales (tonnes — thousands)
Manufactured Product
Ammonia	494	526	1,400	1,622
Urea	280	356	907	1,008
Nitrogen solutions/Nitric acid/Ammonium nitrate	613	569	1,680	1,693

Manufactured Product	1,387	1,451	3,987	4,323

Fertilizer sales tonnes	504	482	1,441	1,530
Industrial/Feed sales tonnes	883	969	2,546	2,793

Manufactured Product	1,387	1,451	3,987	4,323

Nitrogen Net Sales
(US $ millions)
Sales	$838.9	$436.0	$2,064.6	$1,336.8
Less: Freight	18.1	15.4	46.4	40.0
Transportation and distribution	12.9	12.9	36.8	39.1

Net Sales	$807.9	$407.7	$1,981.4	$1,257.7

Manufactured Product
Ammonia	$344.4	$148.3	$823.0	$504.4
Urea	219.7	119.2	528.5	344.9
Nitrogen solutions/Nitric acid/Ammonium nitrate	193.4	105.1	469.7	323.9
Other miscellaneous and purchased product	50.4	35.1	160.2	84.5

Net Sales	$807.9	$407.7	$1,981.4	$1,257.7

Fertilizer net sales	$295.5	$140.5	$689.7	$456.4
Industrial/Feed net sales	462.0	232.1	1,131.5	716.8
Other miscellaneous and purchased product	50.4	35.1	160.2	84.5

Net Sales	$807.9	$407.7	$1,981.4	$1,257.7

Nitrogen Average Price per MT
Ammonia	$697.82	$282.63	$588.04	$311.10
Urea	$783.79	$334.39	$582.79	$342.36
Nitrogen solutions/Nitric acid/Ammonium nitrate	$315.46	$184.82	$279.52	$191.34

Manufactured Product	$546.17	$257.01	$456.81	$271.47

Fertilizer average price per MT	$586.86	$291.95	$478.59	$298.19
Industrial/Feed average price per MT	$522.98	$239.66	$444.48	$256.83

Manufactured Product	$546.17	$257.01	$456.81	$271.47

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	535	542	1,535	1,550
P2O5 Operating Rate	94%	95%	90%	90%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	271	252	720	687
Fertilizer — Solid phosphates	352	416	989	1,193
Feed	155	185	552	596
Industrial	191	183	549	541

Manufactured Product	969	1,036	2,810	3,017

Phosphate Net Sales
(US $ millions)
Sales	$1,080.2	$431.6	$2,375.4	$1,147.9
Less: Freight	27.3	26.9	89.2	79.8
Transportation and distribution	8.8	9.4	25.2	24.6

Net Sales	$1,044.1	$395.3	$2,261.0	$1,043.5

Manufactured Product
Fertilizer — Liquid phosphates	$335.2	$79.2	$558.9	$189.0
Fertilizer — Solid phosphates	382.4	167.0	913.7	424.5
Feed	160.7	65.1	396.1	191.2
Industrial	157.7	71.4	354.1	203.3
Other miscellaneous and purchased product	8.1	12.6	38.2	35.5

Net Sales	$1,044.1	$395.3	$2,261.0	$1,043.5

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$1,238.35	$315.45	$776.74	$275.31
Fertilizer — Solid phosphates	$1,084.98	$400.77	$923.62	$355.80
Feed	$1,040.00	$351.39	$717.95	$320.48
Industrial	$825.00	$391.79	$644.71	$375.99

Manufactured Product	$1,069.38	$369.65	$791.11	$334.12

Exchange Rate (Cdn$/US$)
			2008	2007

December 31				0.9881
September 30			1.0599	0.9963
Third-quarter average conversion rate			1.0279	1.0579

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.  EBITDA AND ADJUSTED EBITDA
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Net income	$1,236.1	$243.1	$2,707.2	$726.8
Income taxes	463.3	150.4	1,010.3	351.0
Interest expense	15.3	12.7	42.2	59.0
Depreciation and amortization	83.3	69.5	247.1	216.3

EBITDA	1,798.0	475.7	4,006.8	1,353.1
Provision for auction rate securities	27.5	—	71.3	—

Adjusted EBITDA	$1,825.5	$475.7	$4,078.1	$1,353.1

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.  CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Cash flow prior to working capital changes(1)	$1,250.7	$336.7	$2,931.6	$1,093.4

Changes in non-cash operating working capital
Accounts receivable	(281.9)	(100.2)	(776.8)	(139.9)
Inventories	(131.2)	35.5	(360.5)	51.6
Prepaid expenses and other current assets	(10.7)	0.8	(34.1)	1.3
Accounts payable and accrued charges	86.1	38.8	489.7	150.9

Changes in non-cash operating working capital	(337.7)	(25.1)	(681.7)	63.9

Cash provided by operating activities	$913.0	$311.6	$2,249.9	$1,157.3

Free cash flow(2)	$824.5	$169.7	$1,798.4	$690.9
Additions to property, plant and equipment	336.2	145.1	770.6	381.6
Purchase of long-term investments	78.3	21.0	329.5	30.7
Other assets and intangible assets	11.7	0.9	33.1	(9.8)
Changes in non-cash operating working capital	(337.7)	(25.1)	(681.7)	63.9

Cash provided by operating activities	$913.0	$311.6	$2,249.9	$1,157.3

(1)	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.